Exhibit (a)(1)(J)

Text of Email Sent to Interest Holders Regarding Extension of Deadline

OFFER EXTENDED TO PURCHASE YOUR LIFE PARTNERS INTERESTS

Dear

This is a notice to let you know that the expiration date for the Offer has been extended to 5:00 p.m. New York City time on Monday, December 14, 2020.

You are receiving this email because you can receive up to $________ if you tender your ______ position holder trust interests (“Trust Interests”) of Life Partners Position Holder Trust (the “Trust”) and/or IRA partnership interests (“Partnership Interests” and together with the Trust Interests, the “Interests”) of Life Partners IRA Holder Partnership, LLC (the “Partnership”) at a cash price of $0.14 per Interest, less any deductions, as further described in the Offer to Purchase. You should read the Offer to Purchase dated October 28, 2020 for more complete information about the Offer (as defined in the Offer to Purchase).

Continental Stock Transfer & Trust Company, the Depositary for the Offer, has advised us that, as of 5:00 p.m., New York City time, on December 3, 2020, an aggregate of approximately 24,963,178 Trust Interests and an aggregate of approximately 17,845,069 Partnership Interests were validly tendered and not withdrawn from the Offer.

If you wish to participate in the Offer, your completed Assignment Form, IRS Form W-9 (or other appropriate tax form), and any other required documents, must be received by Continental Stock Transfer & Trust Company, the Depositary for the Offer, no later than 5:00 p.m. New York City time on Monday, December 14, 2020. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each.

If you did not receive Offer materials or if you have any questions, please contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

You may also contact the representatives of Sanford Scott & Company, as follows: Mike Knowles at mbk@asmcapital.com, or call (516) 422-7101 or Seth Moskowitz at scm@asmcapital.com, or call (516) 422-7111.

Sincerely,

CFunds Life Settlement, LLC

an entity managed by Contrarian Capital Management, L.L.C.